Exhibit 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of November 2019, by and among Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inversora Carso, S.A. de C.V and Carso Energy Corp.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D or 13G or Form 3, 4 or 5 relating to their ownership (direct or otherwise) of any securities of PBF Energy Inc., a corporation organized under the laws of Delaware, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Marco Antonio Slim Domit
Marco Antonio Slim Domit
Marco Antonio Slim Domit	Attorney-in-Fact
November 12, 2019
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez
Title: Attorney-in-Fact

CARSO ENERGY CORP.

By: Luis Fernando Meillon Del Prado
Title: Attorney-in-Fact